Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Masonite International Corporation Reports Third Quarter Sales and Earnings Growth

•Net sales up 12% year over year on strong execution in North American Residential segment
•Net income attributable to Masonite up 51% year over year and Adjusted EBITDA* up 7% year over year
•Accelerating Doors That Do MoreTM strategy with pending acquisition of high-performance door system components manufacturer, Endura Products

(Tampa, FL, November 7, 2022) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and nine months ended October 2, 2022.

($ in millions, except per share amounts)	3Q22	3Q21	% Change	YTD 2022	YTD 2021	% Change
Net sales	$728	$652	+12%	$2,216	$1,961	+13%
Net income attributable to Masonite	$57	$38	+51%	$183	$120	+53%
Diluted earnings per share	$2.54	$1.54	+65%	$8.01	$4.84	+65%
Adjusted EPS*	$2.53	$1.99	+27%	$8.00	$6.16	+30%
Adjusted EBITDA*	$112	$105	+7%	$355	$317	+12%
Adjusted EBITDA* Margin	15.4%	16.1%	(70 bps)	+16.0%	16.2%	(20 bps)

“Our core North American Residential business continued to deliver outstanding results this quarter, allowing Masonite to achieve double digit net sales growth despite significant macroeconomic headwinds in our European segment,” said Howard Heckes, President and CEO. “The pending acquisition of Endura Products, a U.S. manufacturer of innovative door system components, will drive further momentum and fuel our Doors That Do MoreTM strategy. As we enter the fourth quarter, our teams remain focused on disciplined execution of our strategy and utilizing our Mvantage operating system to adapt to evolving end markets and deliver another year of revenue and earnings growth.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Third Quarter 2022 Discussion
Consolidated net sales were $728 million in the third quarter of 2022, a 12% increase from $652 million in the third quarter of 2021. The increase resulted from a 21% increase in average unit price (AUP), partially offset by a 6% decrease in volume, a 2% decrease from unfavorable foreign exchange and a 1% impact from lower component sales.
•North American Residential net sales were $579 million, a 19% increase compared to the third quarter of 2021, driven by a 23% increase in AUP, partially offset by a 3% decrease in volume and a combined 1% decrease due to unfavorable foreign exchange and lower component sales.
•Europe net sales were $66 million, a 22% decrease compared to the third quarter of 2021, attributable to a 21% decrease in volume, a 13% decrease due to unfavorable foreign exchange and a 1% impact from lower component sales, partially offset by a 13% increase in AUP.
•Architectural net sales were $78 million, a 3% increase compared to the third quarter of 2021, driven by a 13% increase in AUP, partially offset by an 8% decrease in volume and a 2% impact from lower component sales.
Total company gross profit was $167 million in the third quarter of 2022, an increase of 8.5% compared to $154 million in the third quarter of 2021. Gross profit margin decreased 60 basis points to 23.0%, as higher AUP was more than offset by the impact of inflation on raw materials and logistics costs, higher manufacturing wages and energy costs and lower volume in our Europe and Architectural segments.
Selling, general and administration (SG&A) expenses were $83 million in the third quarter of 2022, an increase of 8% compared to $77 million in the third quarter of 2021 primarily due to higher personnel costs, which includes increased incentive compensation, wage and benefit inflation and resources to support growth. SG&A as a percentage of net sales was 11.4%, 30 basis points lower as compared to the third quarter of 2021.
Net income attributable to Masonite was $57 million in the third quarter of 2022 compared to $38 million in the third quarter of 2021. The increase was primarily driven by higher gross profit as discussed above, as well as the absence of $11 million in charges related to the loss on extinguishment of debt and actions taken as part of our previously announced restructuring plans, each of which were incurred in the third quarter of 2021.
Adjusted EBITDA* of $112 million in the third quarter of 2022 increased 7% from $105 million in the third quarter of 2021. Diluted earnings per share were $2.54 in the third quarter of 2022, an increase of 65% compared to $1.54 in the comparable 2021 period. Diluted adjusted earnings per share* were $2.53 in the third quarter of 2022 compared to $1.99 in the comparable 2021 period, which excludes $11 million in charges related to the loss on extinguishment of debt as discussed above.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
At the end of the quarter, total available liquidity was $504 million, inclusive of $251 million in unrestricted cash and $253 million of availability under our ABL Facility and our AR Sales Program.
Cash provided by operations was $83 million for the nine months ended October 2, 2022, as compared to $100 million in the prior year period. Capital expenditures were $66 million for the nine months ended October 2, 2022, an increase from $47 million in the comparable period of 2021.
Pending Acquisition of Endura Products
On November 3, 2022, the Company announced that it had signed a definitive agreement to acquire Endura Products, a leading innovator and manufacturer of high-performance door frames and door system components. The acquisition is expected to enable the combined organization to accelerate innovation across the entire door system, unlock the value of fully integrated products and propel growth into new and existing markets in line with the Masonite Doors That Do MoreTM strategy. The Company expects the transaction to close near the end of 2022 pending regulatory approval and the satisfaction of customary closing conditions.
Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 8, 2022. The live audio webcast will begin at 9:00 a.m. Eastern Time and can be accessed, together with the presentation, on the Masonite website www.masonite.com.
Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).
A telephone replay will be available approximately one hour following completion of the call through November 22, 2022. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13733399.
About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors and door systems for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers globally. Additional information about Masonite can be found at www.masonite.com.
Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of federal securities laws, including our discussion of our 2022 outlook, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, the consummation of and expected benefits related to, pending transactions, statements relating to our business and growth strategy and product development efforts. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products; impacts on our business including seasonality, weather and climate change; scale and scope of the ongoing coronavirus ("COVID-19") pandemic and its impact on our operations, customer demand and supply chain; increases in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations and to meet our debt service obligations, including our obligations under our senior notes and our asset-based revolving credit facility ("ABL Facility"); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and ABL Facility; fluctuating foreign exchange and interest rates; our ability to replace our expiring patents and to innovate, keep pace with technological developments and successfully consummate and integrate acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; retention of key management personnel; and environmental and other government regulations, including the United States Foreign Corrupt Practices Act ("FCPA"), and any changes in such regulations. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in our most recent annual report on Form 10-K filed with the SEC on February 24, 2022, in each case as updated by our subsequent filings with the SEC. Masonite undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2028 and 2030 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.
The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.
Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.
Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Third quarter 2021 net sales	$488.5	$84.4	$75.3	$4.0	$652.2
Volume	(15.7)	(18.0)	(5.8)	—	(39.5)	(6.1%)
Average unit price	112.5	11.3	10.0	2.2	136.0	20.9%
Components	(2.5)	(0.8)	(1.3)	(1.6)	(6.1)	(0.9%)
Foreign exchange	(3.4)	(11.2)	(0.4)	—	(15.0)	(2.3%)
Third quarter 2022 net sales	$579.4	$65.7	$77.8	$4.6	$727.6
Year over year change, net sales	18.6%	(22.2%)	3.3%	15.0%	11.6%

Third quarter 2021 Adjusted EBITDA	$91.5	$16.7	$1.0	$(4.4)	$104.8
Third quarter 2022 Adjusted EBITDA	115.1	3.9	(0.2)	(6.8)	111.9
Year over year change, Adjusted EBITDA	25.8%	(76.6%)	(121.1%)	nm	6.8%

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Year to date 2021 net sales	$1,458.4	$260.7	$226.1	$15.8	$1,961.0
Acquisitions, net of divestitures	—	(11.7)	—	—	(11.7)	(0.6%)
Volume	12.8	(45.8)	(23.0)	—	(56.0)	(2.9%)
Average unit price	294.2	39.3	26.3	3.5	363.3	18.5%
Components	(2.2)	—	(4.4)	(3.5)	(10.1)	(0.5%)
Foreign exchange	(7.4)	(22.5)	(0.7)	(0.2)	(30.8)	(1.6%)
Year to date 2022 net sales	$1,755.8	$220.0	$224.3	$15.6	$2,215.7
Year over year growth, net sales	20.4%	(15.6%)	(0.8%)	(1.3%)	13.0%

Year to date 2021 Adjusted EBITDA	$286.0	$50.0	$3.5	$(22.2)	$317.4
Year to date 2022 Adjusted EBITDA	367.7	24.3	(3.0)	(34.2)	354.8
Year over year growth, Adjusted EBITDA	28.6%	(51.4%)	(186.5%)	nm	11.8%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Net sales	$727,626	$652,208	$2,215,717	$1,960,955
Cost of goods sold	560,442	498,103	1,684,799	1,483,870
Gross profit	167,184	154,105	530,918	477,085
Gross profit as a % of net sales	23.0%	23.6%	24.0%	24.3%

Selling, general and administration expenses	82,690	76,632	256,266	242,774
Selling, general and administration expenses as a % of net sales	11.4%	11.7%	11.6%	12.4%

Restructuring (benefit) costs	(141)	1,311	(221)	5,146
Asset impairment	—	—	—	10,374
Loss on disposal of subsidiaries	—	—	—	8,590
Operating income	84,635	76,162	274,873	210,201
Interest expense, net	10,266	11,349	31,098	35,213
Loss on extinguishment of debt	—	13,583	—	13,583
Other (income) expense, net	211	(1,471)	(1,604)	(4,400)
Income before income tax expense	74,158	52,701	245,379	165,805
Income tax expense	16,376	13,854	59,502	42,713
Net income	57,782	38,847	185,877	123,092
Less: net income attributable to non-controlling interests	745	1,156	2,743	3,374
Net income attributable to Masonite	$57,037	$37,691	$183,134	$119,718

Basic earnings per common share attributable to Masonite	$2.56	$1.57	$8.09	$4.92
Diluted earnings per common share attributable to Masonite	$2.54	$1.54	$8.01	$4.84

Shares used in computing basic earnings per share	22,267,684	24,068,744	22,624,830	24,329,647
Shares used in computing diluted earnings per share	22,491,874	24,426,393	22,873,027	24,719,618

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	October 2, 2022	January 2, 2022
Current assets:
Cash and cash equivalents	$250,705	$381,395
Restricted cash	11,999	10,110
Accounts receivable, net	401,664	343,414
Inventories, net	437,202	347,476
Prepaid expenses and other assets	49,214	50,399
Income taxes receivable	5,260	1,332
Total current assets	1,156,044	1,134,126
Property, plant and equipment, net	618,240	626,797
Operating lease right-of-use assets	161,589	176,445
Investment in equity investees	14,789	14,994
Goodwill	64,987	77,102
Intangible assets, net	128,678	150,487
Deferred income taxes	30,461	20,764
Other assets	45,652	45,903
Total assets	$2,220,440	$2,246,618

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$135,461	$138,788
Accrued expenses	228,257	237,300
Income taxes payable	11,156	8,551
Total current liabilities	374,874	384,639
Long-term debt	866,699	865,721
Long-term operating lease liabilities	150,467	165,670
Deferred income taxes	81,934	77,936
Other liabilities	49,827	52,874
Total liabilities	1,523,801	1,546,840
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 22,275,612 and 23,623,887 shares issued and outstanding as of October 2, 2022, and January 2, 2022, respectively	522,575	543,400
Additional paid-in capital	221,358	222,177
Retained earnings	103,308	24,244
Accumulated other comprehensive loss	(161,736)	(101,582)
Total equity attributable to Masonite	685,505	688,239
Equity attributable to non-controlling interests	11,134	11,539
Total equity	696,639	699,778
Total liabilities and equity	$2,220,440	$2,246,618

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

	Nine Months Ended
Cash flows from operating activities:	October 2, 2022	October 3, 2021
Net income	$185,877	$123,092
Adjustments to reconcile net income to net cash flow provided by operating activities:
Loss on disposal of subsidiaries	—	8,590
Loss on extinguishment of debt	—	13,583
Depreciation	51,977	52,876
Amortization	13,164	16,749
Share based compensation expense	16,251	11,460
Deferred income taxes	(4,675)	11,989
Unrealized foreign exchange loss (gain)	859	(490)
Share of income from equity investees, net of tax	(3,944)	(2,404)
Dividend from equity investee	4,500	4,500
Pension and post-retirement funding, net of expense	140	(3,708)
Non-cash accruals and interest	199	1,268
Gain on sale of property, plant and equipment	(1,245)	1,954
Asset impairment	—	10,374
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(70,530)	(65,448)
Inventories	(101,305)	(54,425)
Prepaid expenses and other assets	85	1,261
Accounts payable and accrued expenses	(3,307)	(28,587)
Other assets and liabilities	(5,127)	(2,615)
Net cash flow provided by operating activities	82,919	100,019
Cash flows from investing activities:
Additions to property, plant and equipment	(65,792)	(46,626)
Acquisition of businesses, net of cash acquired	—	(160)
Proceeds from sale of subsidiaries, net of cash disposed	—	7,001
Proceeds from sale of property, plant and equipment	6,393	3,377
Other investing activities	(2,068)	(1,782)
Net cash flow used in investing activities	(61,467)	(38,190)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	375,000
Repayments of long-term debt	—	(300,945)
Payment of debt extinguishment costs	—	(10,810)
Payment of debt issuance costs	—	(4,672)
Tax withholding on share based awards	(3,332)	(4,834)
Distributions to non-controlling interests	(2,500)	(2,397)
Repurchases of common shares	(140,000)	(83,135)
Net cash flow used in financing activities	(145,832)	(31,793)
Net foreign currency translation adjustment on cash	(4,421)	(1,294)
(Decrease) Increase in cash, cash equivalents and restricted cash	(128,801)	28,742
Cash, cash equivalents and restricted cash, beginning of period	391,505	375,234
Cash, cash equivalents and restricted cash, at end of period	$262,704	$403,976

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Net income attributable to Masonite	$57,037	$37,691	$183,134	$119,718

Add: Adjustments to net income attributable to Masonite:
Restructuring (benefit) costs	(141)	1,311	(221)	5,146
Asset impairment	—	—	—	10,374
Loss on disposal of subsidiaries	—	—	—	8,590
Loss on extinguishment of debt	—	13,583	—	13,583
Income tax expense as a result of UK tax rate change	—	—	—	2,430
Income tax impact of adjustments	36	(3,942)	56	(7,663)
Adjusted net income attributable to Masonite	$56,932	$48,643	$182,969	$152,178

Diluted earnings per common share attributable to Masonite ("EPS")	$2.54	$1.54	$8.01	$4.84
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$2.53	$1.99	$8.00	$6.16

Shares used in computing EPS and Adjusted EPS	22,491,874	24,426,393	22,873,027	24,719,618
The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended October 2, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$103,589	$(1,116)	$(3,486)	$(41,950)	$57,037
Plus:
Depreciation	10,443	2,127	2,959	1,932	17,461
Amortization	442	2,985	278	551	4,256
Share based compensation expense	—	—	—	5,556	5,556
Loss (gain) on disposal of property, plant and equipment	136	—	7	12	155
Restructuring (benefit) costs	(178)	—	23	14	(141)
Interest expense, net	—	—	—	10,266	10,266
Other (income) expense, net	—	(98)	—	309	211
Income tax expense	—	—	—	16,376	16,376
Net income attributable to non-controlling interest	660	—	—	85	745
Adjusted EBITDA	$115,092	$3,898	$(219)	$(6,849)	$111,922

	Three Months Ended October 3, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$79,262	$10,989	$(4,428)	$(48,132)	$37,691
Plus:
Depreciation	9,364	2,371	2,665	2,965	17,365
Amortization	372	3,561	993	497	5,423
Share based compensation expense	—	—	—	2,336	2,336
Loss (gain) on disposal of property, plant and equipment	1,738	(82)	496	12	2,164
Restructuring (benefit) costs	(36)	—	1,314	33	1,311
Interest expense, net	—	—	—	11,349	11,349
Loss on extinguishment of debt	—	—	—	13,583	13,583
Other (income) expense, net	—	(159)	—	(1,312)	(1,471)
Income tax expense	—	—	—	13,854	13,854
Net income attributable to non-controlling interest	782	—	—	374	1,156
Adjusted EBITDA	$91,482	$16,680	$1,040	$(4,441)	$104,761

	Nine Months Ended October 2, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$333,233	$8,062	$(9,354)	$(148,807)	$183,134
Plus:
Depreciation	30,394	6,640	8,602	6,341	51,977
Amortization	1,528	9,314	679	1,643	13,164
Share based compensation expense	—	—	—	16,251	16,251
Loss (gain) on disposal of property, plant and equipment	1,873	(13)	(3,037)	(68)	(1,245)
Restructuring (benefit) costs	(359)	—	71	67	(221)
Interest expense, net	—	—	—	31,098	31,098
Other (income) expense, net	(792)	304	—	(1,116)	(1,604)
Income tax expense	—	—	—	59,502	59,502
Net income attributable to non-controlling interest	1,856	—	—	887	2,743
Adjusted EBITDA	$367,733	$24,307	$(3,039)	$(34,202)	$354,799

	Nine Months Ended October 3, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$252,471	$23,851	$(22,867)	$(133,737)	$119,718
Plus:
Depreciation	28,035	7,462	7,936	9,443	52,876
Amortization	1,284	10,704	3,282	1,479	16,749
Share based compensation expense	—	—	—	11,460	11,460
Loss (gain) on disposal of property, plant and equipment	1,862	(70)	645	(483)	1,954
Restructuring (benefit) costs	(45)	—	4,868	323	5,146
Asset impairment	—	—	9,645	729	10,374
Loss on disposal of subsidiaries	—	8,590	—	—	8,590
Interest expense, net	—	—	—	35,213	35,213
Loss on extinguishment of debt	—	—	—	13,583	13,583
Other (income) expense, net	—	(518)	5	(3,887)	(4,400)
Income tax expense	—	—	—	42,713	42,713
Net income attributable to non-controlling interest	2,402	—	—	972	3,374
Adjusted EBITDA	$286,009	$50,019	$3,514	$(22,192)	$317,350

Richard Leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

Marcus Devlin
DIRECTOR, INVESTOR RELATIONS
mdevlin@masonite.com
813.371.5839